Exhibit 99.2
Press Room
New York State Department of Labor Renews NaviSite Contract
Long-standing Customer Awards NaviSite A $23.2 Million Two-year Contract to Fund Work on
America’s Job Bank and AOSOS Projects
Andover, Mass. – August 17, 2005 - NaviSite, Inc. (NASDAQ SC: NAVI), a leader in deploying, managing and enabling software applications and infrastructures for mid-market organizations, announced today that the New York State Department of Labor (NYSDOL) has renewed its contract with ClearBlue Technologies Management, Inc. (CBTM), a wholly-owned subsidiary of NaviSite. The new contract provides for expenditures of up to $23.2 million over the two-year contract period, which started June 15, 2005 and runs through June 14, 2007, for work on America’s Job Bank (AJB) and America’s One-Stop Operating System (AOSOS), subject to continued annual funding provided by the United States Department of Labor (USDOL).
AJB is a 20-year-old online labor exchange network, the largest in the nation, developed by the USDOL, together with state employment service offices, to link employers and job seekers. Job seekers can post their resumes and search for job postings, and employers can post job listings, create customized job orders and search resumes automatically for a targeted employee search.
In 1995, the Syracuse, NY-based service provider, AppliedTheory, which was later acquired by CBTM and, subsequently, by NaviSite, first helped the NYSDOL offer the application software as an online service and began hosting and supporting the America’s Job Bank Website (http://www.ajb.org/). Today, AJB hosts more than 600,000 resumes and 1.8 million job openings for government and private sector jobs. The site receives in excess of 9 million hits per week.
The new contract with NaviSite provides for continued operation and support of the custom application for the America’s Job Bank site. Activities under the NYSDOL contract will be facilitated by the America’s Job Bank Service Center and will provide increased value to its customers by expanding the resources that the states can bring to the labor market and facilitating greater access to those state resources.
In addition, NaviSite will continue its work on a second custom built application for NYSDOL, AOSOS. Launched in 2000 as a three-tiered custom application, AOSOS is an automated, web-based, comprehensive case management and reporting system for workforce and economic development professionals who work with employers and jobseekers. AOSOS contains all the services required to meet the business requirements of core Workforce Investment Act (WIA) and US Department of Labor/Employment & Training Administration (USDOL/ETA) administered programs and is driven by a team of federal, state and local workforce professionals working through the America’s Job Bank Service Center.
About NaviSite
NaviSite, Inc. (NASDAQ SC: NAVI) deploys, manages and enables software applications and infrastructure for middle-market organizations, which include mid-sized companies, divisions of large multi-national companies and government agencies.
The Company offers a full range of services including design, implementation, optimization, upgrade, application development, fully hosted and remote application management, managed services, content delivery, colocation, and Software as a Service enablement.
The Company offers vertical expertise in the manufacturing/distribution, financial services,

healthcare/pharmaceutical, services, publishing/media & communications, and public sector industries.
NaviSite was founded in 1997 and is headquartered in Andover, Massachusetts, with offices and data centers across the United States and in the UK and India. For more information, please visit www.navisite.com or call 978.682.8300.
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This release contains forward-looking statements that address a variety of subjects, including the success and performance of NaviSite’s service offerings and the success and benefits of the relationship between NaviSite and Rossignol. All statements other than statements of historical fact, including without limitation, those with respect to NaviSite’s goals, plans and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: NaviSite’s success is dependent on its ability to achieve and maintain profitability; NaviSite’s success is dependent upon its ability to integrate the companies and assets it recently acquired; NaviSite’s recent acquisitions may not produce expected cost savings, operational efficiencies or revenues; NaviSite’s products, technologies and resources may not successfully interoperate with the technology, resources and/or applications of third parties;
NaviSite’s success, including its ability to decrease its cash burn rate, improve its cash position, and grow its business and revenues to reach profitability, depends on its ability to execute on its business strategy and the continued and increased demand for NaviSite’s services and the Internet in general; NaviSite’s business may be adversely affected by further slow down in general economic conditions; the loss of customers due to the shutdown of their businesses;
decreased or delayed purchase patterns of prospective or current customers or loss of current customers and market consolidation; the decreased renewal rate of our customers; increased competition and technological changes in the markets in which NaviSite competes; the effects of recent combinations involving affiliated entities of ClearBlue Technologies, Inc. and the effects of the recent acquisition of Surebridge; the effects of any future acquisitions of businesses or technologies; changes in the uses of the Internet; and possible failure of systems or internal infrastructure. For a detailed discussion of these and other cautionary statements, please refer to the filings made by NaviSite with the Securities and Exchange Commission, including the most recent
Quarterly Report on Form 10-Q of NaviSite. We do not undertake any obligation to update forward-looking statements made by us.
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